Exhibit 23.1

K. R. MARGETSON LTD.	Chartered Professional Accountant
331 East 5th Street	Tel: 604.220.7704
North Vancouver BC V7L 1M1	Fax: 1.855.603.3228
Canada

Consent of Independent Registered Public Accounting Firm

I herby consent to the incorporation of my report dated April 28, 2023 in the Registration Statement on Form F-1, under the Securities Act of 1933 (File No. 333- ) with respect to the consolidated balance sheets of Fenbo Holdings Limited and its subsidiaries (collectively the “Company’) as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows for the years ended December 31, 2022 and 2021 and the related not4es contained herein.

K. R. MARGETSON LTD.
Chartered Professional Accountant
North Vancouver BC
Canada
Date: 28 April 2023
I have serviced as the Company’s auditor since 2022
PCAOB ID: 1212